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                                                                      Exhibit 21


                     SUBSIDIARIES OF R. G. BARRY CORPORATION


                                              State or Other Jurisdiction of
Name                                          Incorporation or Organization
----                                          --------------------------------
R. G. Barry International, Inc.                       Ohio
Barry de Mexico, S.A. de C.V.                         Mexico
R.G.B., Inc.                                          Ohio
Barry de Acuna, S.A. de C.V.                          Mexico
Barry Juarez, S.A. de C.V.                            Mexico
Barry de Zacatecas, S.A. de C.V.                      Mexico
Vesture Corporation                                   North Carolina
ThermaStor Technologies, Ltd.,                        Ohio
  LLC
R. G. Barry (Texas) LP                                Texas
Barry de la Republica Dominicana,                     Dominican Republic
  S.A. de C.V.